Exhibit 10.11

July 21, 2004

Dear Larry:

It is our pleasure to offer you the position of Executive Vice President and Chief Financial Officer with Covalent Group, Inc. As is customary, this offer is contingent upon our receipt of satisfactory references. This position is based in our corporate office in Wayne, PA.

Start Date:

The start date of your employment is July 26, 2004.

Reporting Structure:

This position will report to the President and Chief Executive Officer. You will have the Finance, Human Resource and Information Technology Departments reporting to you. You will be an Executive Officer and a member of the Executive Committee of Covalent Group, Inc.

Salary

As agreed, you will be paid an annualized salary of $180,000. Paydays are semi-monthly. Your base salary may increase on a year-to-year basis per the merit guidelines applicable for that performance year.

Bonus

You are eligible to participate in Covalent Group, Inc.’s Performance Based Bonus plan pursuant to plan provisions applicable for that bonus year.

Stock Options

100,000 stock options shall be granted at the exercise price of 100% of Market Value per share of Covalent Group, Inc. as of the close of trading on your first day of employment and upon approval of the Awards Committee of the Board of Directors of Covalent Group, Inc. subject to the Company’s 2002 Equity Incentive Plan approved by stockholders on June 4, 2002. The options are exercisable for a period of five years in accordance with the following vesting schedule, as long as you are still employed on the date of each year in question:

Vested Options
1 Year Anniversary of Employment, July 26, 2005	33,334
2 Year Anniversary of Employment, July 26, 2006	33,333
3 Year Anniversary of Employment, July 26,2007	33,333

In the event that you leave the employment of Covalent Group, Inc., the exercise of options will be governed by the company’s stock option plan in effect at that time or the terms of the Severance Agreement below.

Employee Benefits

You will be eligible to participate in Covalent Group Inc.’s employee benefit plans as are company standard and pursuant to the benefit plan provisions. Attached is a summary of those benefits currently in affect.

Notice

Covalent Group, Inc. agrees to provide a six (6) week notice period prior to any termination as Executive Vice President and Chief Financial Officer for reasons other than “for cause” (e.g., job elimination due to change of control and/or consolidation/merger or non-performance related termination). Similarly, Larry Hoffman will provide a minimum of six (6) weeks working notice prior to resignation.

Severance Agreement

In connection with the elimination of your position as Executive Vice President and Chief Financial Officer due to change of control and/or consolidation/merger, and in consideration for a release of claims and other promises and covenants set forth in Covalent Group Inc.’s standard severance agreement in effect at that time, Covalent Group, Inc. will provide a severance package as follows:

•	Severance pay in the amount equal to six (6) months current base salary less applicable tax withholdings, payable in conjunction with the normal payroll cycle.

•	Health benefits to continue through the end of the month in which severance ends. Per the Company’s standard severance policy, this includes medical, prescription, dental, and vision coverage in effect at time of termination.

•	All stock options outstanding as of date of termination shall become fully vested on that date. Exercise of stock options shall be governed by the stock option plans pursuant to which such options were granted.

Covalent Group, Inc. Property

You are responsible for all Covalent property, materials, or written information issued to you or in your possession or control. You must return all Covalent property immediately upon request or upon termination of employment. Covalent may withhold from your check or final paycheck, the cost of any items that are not returned when required. Covalent may also take all action deemed appropriate to recover or protect its property.

General Information:

Your employment with Covalent Group, Inc. is at will and neither Covalent Group, Inc. nor you have entered into a contract regarding the duration of your employment. You are free to terminate your employment with Covalent Group, Inc. at any time, with or without reason, subject to the notice requirements stated above. Likewise, Covalent Group, Inc. has the right to terminate or otherwise modify your employment, with or without reason, at the discretion of Covalent Group, Inc. subject to the notice requirements stated above. No employee of Covalent Group, Inc. can enter into an employment contract for a specified period of time, or make any agreement contrary to this policy without written approval from the Board of Directors.

Employment Forms:

As a condition of your employment, you must read, sign and return the enclosed Confidentiality Agreement prior to your start date.

Please complete and bring to Human Resources on your first day of work:

•	Emergency Contact Form

•	Benefit Enrollment Packet

•	I-9 – Include required document copies

•	W-4

•	Direct Deposit

•	Business Card Request Form (if applicable)

•	Covalent Group, Inc. Signature Card

If you are agreeable to this offer of employment, please sign a copy of this letter along with a copy of your Confidentiality Agreement, Computer Account Request Form and Acknowledgement on Computer and Internet, and return them to me via fax at (610) 975-9205 as soon as possible.

Welcome to Covalent Group, Inc.!

Very truly yours,

/S/ Mary Anne Flasinski	7/21/04 Date
Mary Ann Flasinski
Director of Human Resources

/S/ Kenneth M. Borow, M.D.	07/23/04 Date
Kenneth M. Borow, M.D.
President and Chief Executive Officer

Enc.

SIGNATURE	/S/ Lawrence R. Hoffman
DATE	07/26/04